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EMPLOYMENT AGREEMENT                                              EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

        This Employment Agreement, dated as of June 4, 2001, is between deCODE genetics, Inc., a Delaware corporation (the "Company"), and Michael W. Young ("Young"), who agree as follows:

        1. POSITION AND DUTIES. Commencing on June 4, 2001, Young shall be employed by the Company and shall serve as Vice President, Business Development, reporting to the Chief Executive Officer of the Company. As Vice President, Business Development, Young shall have worldwide duties and responsibilities and shall have vested in him the authority typical for an employee in such position. Young shall also be an officer of the Company and a full member of the Company's senior management responsible for participating in the development of strategy for the Company as a whole.

        2. SALARY AND BONUS. The Company shall pay to Young as compensation a base salary of $235,000 per year, payable in installments on the date on which the Company pays its other executive officers, but in no event less frequently than monthly and which shall be subject to applicable withholding obligations of the Company. At the discretion of the Compensation Committee, Young also shall be eligible for increases in his base salary. Additionally, Young shall be eligible to receive an annual performance bonus of 40% of his base salary, based on a review and determination by the Compensation Committee of the Company's Board of Directors of the degree to which Young has achieved annual goals and milestones to be mutually agreed upon in writing by Young and the Company.

        3. STOCK OPTION. Effective as of June 4, 2001, the Company shall grant to Young an option (the "Option") under the Company's Incentive Stock Option Plan to purchase 100,000 shares of common stock of the Company ("Option Shares"). Twenty thousand (20,000) of the Option Shares shall vest immediately upon signing of this employment agreement. So long as Young remains employed by the Company, the remaining 80,000 Option Shares shall vest over a 4 year period at the rate of 1/48th on the last day of each month from the date of this employment agreement until either Young ceases to provide services to the Company for any reason; or the Option Shares have become fully vested. The exercise price per Option Share shall be $7.48, the market price of the Company's common stock as traded on the NASDAQ on May 25, 2001. In the event that Young's employment is terminated by the Company other than for "cause" (as defined in paragraph 7 below), then the lesser of (i) 20,000 Option Shares or
(ii) the remaining unvested Option Shares, shall become immediately vested and may then be exercised in accordance with the Company's Incentive Stock Option Plan.

        4. FRINGE BENEFITS. Young shall be eligible for and shall participate in all fringe benefits that the Company may from time to time generally make available to Company executives. The Company shall promptly develop and implement a 401-k plan for its United States operations and make same available to Young for his participation. Additionally, the Company shall provide to Young disability insurance coverage equivalent to that which Young has as of the effective date hereof.

        5. EXPENSES. The Company will reimburse Young for all reasonable and necessary expenses incurred by him in carrying out his duties under this Agreement. Young shall promptly present to the Company itemized accounts of such expenses in such form as may be required by the Company.

        6. VACATION. Young shall be eligible to receive four weeks paid vacation per year in addition to those paid holidays customarily observed in the United States.

        7. SEVERANCE. If Young's employment is terminated by the Company other than for "cause," the Company shall make a lump sum severance payment to Young equal to one year of his base salary then in effect. For purposes of this Agreement, "cause" shall mean the commission by Young of a felony, or of an act of dishonesty in the performance of his duties or which otherwise affects the Company, or of fraud, or a willful failure or refusal by Young to perform his duties and responsibilities hereunder which shall continue for 30 days after a written demand for performance is made by the Company to Young identifying in reasonable detail his failure of performance.





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        8. NON-COMPETE. In the event that Young voluntarily resigns his employment with the Company, for a period of one year after his resignation Young shall not become or be interested in (whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise), or directly or indirectly engage in activities or render services for or to, any business organization which engages in activities or services which are directly related to any specific product or services or ongoing project of the Company on which Young was working during his employment; provided, however, that notwithstanding the foregoing, Young may own, as an inactive investor, securities of any competitor corporation so long as his holding in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

        9. INDEMNIFICATION. Young shall be covered by the Company's directors' and officers' liability insurance policy, and shall otherwise be entitled at all times to the benefit of the maximum indemnification from liability made available from time to time by the Company to its officers and executives.

        10. TERMINATION. Nothing in this Agreement is intended to or shall modify the at-will nature of Young's employment relationship with the Company. Young may terminate his employment at any time with or without notice and with or without cause, and the Company may do likewise subject only to the express provisions of this Agreement.


deCODE genetics, Inc.                       Michael W. Young


BY: /s/ Kari Stefansson                     BY: /s/ Michael W Young